Exhibit 23.1

Consent of L.E.K. Consulting LLC

We hereby consent to the incorporation by reference in the Registration Statements on Forms S-8 (File  Nos. 333-52796, 333-34780, 33-80036, 33-80050 and 333-62017) and the Registration Statements on Forms S-3 (File Nos. 333-64704, 333-43204, 333-52736, 33-64021, 333-08607, 333-56755, 333-64761 and 333-89341), of Avant Immunotherapeutics, Inc. f/k/a/ TCell Sciences, Inc. (the “Company”) of the summarization of our report to the Company, dated June 7, 2002, that is contained on page 6 in the last sentence of Section C.2. of Item 1 of this Annual Report on Form 10-K.

/s/ L.E.K. Consulting LLC	/s/ Michael Clabault
C.O.O. for L.E.K. Consulting LLC

Boston, Massachusetts

September 8, 2003